MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED	**December 6, 2010**
OPERATOR:	**Maverick Minerals Corporation** **8620 N. New Braunfels, Suite 508** **San Antonio, Texas 78217**
CONTRACT AREA:	**Lankford Trust Well No.1** **Being and remaining subject to the terms and conditions of that certain Farmout Agreement dated December 7, 2009 and accepted December 14, 2009 by and between Maverick Minerals Corporation and Southeastern Pipelines Limited, a copy of which is included in Exhibit "A" hereto**

COUNTY OF __**Fort Bend and Wharton**__, STATE OF __**Texas**__

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between **Maverick Minerals Corporation** hereinafter designated and referred to as "Operator," and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as "Non-Operator," and collectively as "Non-Operators."

WITNESSETH:

WHEREAS, the parties to this agreement are owners of, or have the right acquire, Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit "A", in the manner and to the extent set out in Exhibit "B", and the parties hereto have entered into this agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term "Completion" or "Complete" shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

B. The term "Contract Area" shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit "A."

C. The term "Drilling Unit" shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by an expressed agreement of the Parties.

D. The term "Drillsite" shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

E. The term "Initial Well" shall mean the well to be drilled by the Parties hereto.

F. The term "Oil and Gas" shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

G. The term "Oil and Gas Interests" or "Interests" shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by Parties to this agreement or which the parties to this agreement have the right to acquire.

H. The terms "Oil and Gas Lease," "Lease" and "Leasehold" shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement or which the parties to this agreement have the right to acquire.

I. The term "Zone" shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

J. The term **"New Joint Operating Agreement"** shall mean a new agreement to be negotiated to replace this agreement upon commencement of production wherein each party is owed their respective interest as set out in Exhibit "B" and will be responsible for their respective costs of operation and maintenance. The **"New Joint Operating Agreement"** will also set out the terms and conditions under which the Non-Operators may participate in subsequent wells on the Farm-Out Acreage.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word "person" includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

__X__ **Exhibit "A"** which includes the following information:

(1) Farm-Out Agreement dated December 7/14, 2009 describing the lands and interests on which this Operating Agreement is based.
(2) Location Map and Survey of the Contract Area and Drillsite
(3) A Copy of the Permit to Drill Number 705837 issued by the Railroad Commission of Texas dated November 23, 2010

__X__ **Exhibit "B"** which includes the following information:

(4) Interests of Parties in Oil and Gas Interests and in Costs and Production and in Well Acreage

ARTICLE III.

INTERESTS OF PARTIES

A. Interests of Parties in Contracts Area and Drilling Costs and Production Unit:

Unless changed by other provisions, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit "B". In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as described in the Farmout Agreement dated December 14, 2009 by and between the Operator and Southeastern Pipelines limited.

Regardless of which party has contributed the right to acquire any Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, but not in excess of __**Thirty Percent (30%)**__ and shall indemnify, defend and hold the other party free from any liability therefor.

B. Subsequently Created Interests:

If any party has contributed hereto a Lease or Interest or the right to acquire an interest in a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a "Subsequently Created Interest."

The party whose interest is burdened with the Subsequently Created Interest (the "Burdened Party") shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor.

ARTICLE IV.

TITLES

A. Title Examination:

Title examination shall be made by the Operator on the Drillsite of any proposed well prior to commencement of drilling operations. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases.

__**Operator**__ shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings.

Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be paid by the Operator.

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney.

B. Loss or Failure of Title:

1. Failure of Title: From the period of time that the Operator secures a form of lease as outlined in the Farm Out agreement, the Operator will make every effort to maintain and extend any and all leases contained in the leased area.

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

Maverick Minerals Corporation, or its duly authorized Contractor shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. The Operator may engage the services of a Sub-Contract Operator, to carry out operations and for purposes of bonding and regulatory approvals in the state of Texas. In its performance of services hereunder, Operator agrees to engage Bruington Operating LLC as its (Sub) Contract Operator and Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement.

Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice and using experienced and competent qualified Sub Contractors or drilling companies, and in compliance with applicable law and regulation.

B. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator or Contract Operator.

C. Rights and Duties of Operator or Contract Operator

1. Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the operation of any well in the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Lien: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area for any operations thereon, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

4. Custody of Funds: Operator shall hold or shall cause its Contract Operator to hold for the account of the Non-Operators any funds of the Non-Operator advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operators or its duly authorized representative, at the Non-Operator's sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator's books and records relating thereto. Operator will furnish to each Non-Operators upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operators seeking the information.

6. Filing and Furnishing Governmental Reports: Operator will file or cause to be filed, and upon written request promptly furnish copies to each requesting Non-Operators not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operators shall provide to Operator on a timely basis all information necessary to enable Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder, including but not limited to the Initial Well:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonably request, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test all Zones encountered which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of Non-Operators shall furnish to Non-Operators estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: Operator shall at all times carry insurance, and ensure that all Contractors while conducting operations hereunder carry insurance, the effect of which will insure and protect the Operator and all Non-Operators as follows:

(a) Workmen's Compensation Insurance in accordance with the laws of the state of Texas, and Employer's Liability Insurance with limits not less than $1,000,000 for any one person, and Operator and its contractors shall at all times comply with the laws of the state of Texas covering Workmen's Compensation Insurance.

(b) Operators Extra Expense Coverage, commonly referred to as Blow Out or Well Control Insurance, in the amount of at least Five Million and No/100 Dollars ($5,000,000) during the drilling, completing, testing, reworking or recompleting of the Initial Test Well or any Substitute Test Well or Subsequent Well in the Contract Area.

(c) Public Liability Insurance for bodily injury and property damage for limits of not less than $1,000,000 for each occurrence / $2,000,000 aggregate.

(d) Automobile Public Liability Insurance with limits of not less than $1,000,000 combined single limit for bodily injury and property damage.

(e) Operator shall be named as an insured or an additional insured on any and all policies of insurance, including well control policies and Non-Operators shall additionally be named as an additional insured party on all policies of insurance required under this agreement and a copy of all insurance certificates shall be promptly forwarded to Non-Operators by Operator upon request.

Operator agrees to waive all rights of subrogation against the Non-Operators on all policies of insurance subject hereto as well as any policy of insurance carried solely in the name of Operator.

10. Indemnity: Operator hereby fully and completely indemnifies and saves Non-Operators and their successors and assigns harmless from any and all claims, demands, or liability of any nature whatsoever arising in whole or in part from the Non-Operators participation in this Agreement and from the drilling, completion or operations of any Initial Test Well, Substitute Test Well or Subsequent Well drilled by the Operator, including any reasonable attorney's fees incurred by the Non-Operators in the defense of any such claim or demand, and from any liability or obligation of any nature whatsoever associated with the Farm Out Agreement dated December 14, 2009, or any liability or obligation to South Eastern Pipelines Limited. This indemnity agreement shall additionally include all environmental claims of whatsoever nature, regardless of the date of any claim for environmental damage or liability and regardless of the date or purported date of the occurrence of any matter giving rise to any claim for damage or liability, on, under or affecting the Contract Area, in whole or in part, or in any way affecting lands adjacent to the Contract Area or waterways flowing through the Contract Area or affecting operations of any nature upon the Contract Area.

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

Drilled pursuant to the terms of that certain Farmout Agreement dated December 14, 2009

Operator shall commence the drilling of the Initial Well at the specified location on the **DRILL PERMIT** and shall thereafter continue the drilling of the well to test the Wilcox formation all as set out in that certain Farmout Agreement dated December 14, 2009, to which reference is made for all purposes.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

Operator shall maintain records of all marketing arrangements and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

ARTICLE VII.

TERM OF AGREEMENT

This agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time that it takes to complete or plug and abandon the Initial Well as defined in this agreement and thereafter, a new agreement to be negotiated by the parties with expanded Model Form terminology shall replace this agreement and become the **"New Joint Operating Agreement"** wherein each Party is owed their respective interest as set out in Exhibit "B" and will be responsible for their respective costs of operation and maintenance. The **"New Joint Operating Agreement"** will also set out the terms and conditions under which the Non-Operators may participate in subsequent wells on the Farm-Out Acreage.

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination. Upon the execution of the **"New Joint Operating Agreement"** this agreement will be considered as superseded.

ARTICLE VIII.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state of Texas and to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, nonperformance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state of Texas.

ARTICLE IX.

A. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

B. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of the sixth day of December 2010.

OPERATOR

Maverick Minerals Corporation

By

Robert John Kinloch

Title President and CEO

Date December 03, 2010

NON-OPERATORS

Getty Resources Inc.

By ______________________

Type or print name

Title: John Kearney, President

Date: December 6, 2010

____

By ______________________

James M. Kearney
Type or print name

Title ______________________

Date December 6, 2010

ARTICLE IX.

A. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

B. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

IN WITNESS WHEREOF, this agreement shall be effective as of the sixth day of December 2010.

OPERATOR

Maverick Minerals Corporation

By

Robert John Kinloch

Title President and CEO

Date December 03, 2010

NON-OPERATORS

Getty Resources Inc.

By ____________________________

Type or print name

Title: John Kearney, President

Date: December 6, 2010

By ____________________________

James M. Kearney

Type or print name

Title ____________________________

Date December 6, 2010

EXHIBIT "B"

The Non-Operators have agreed to acquire from Maverick Minerals Corporation, "Maverick", for an investment of US$500,000, a 15% "Working Interest" in Maverick's Initial Test Well to be drilled in Fort Bend County, Texas in December of 2010, having permitted name the Lankford Trust No.1, pursuant to the Farmout Agreement dated December 14, 2009.

The Non-Operators will be carried for a 15% Working Interest to and through Completion or Plug and Abandonment without further cost. Thereafter, the Non-Operators will be responsible for their pro-rata share of expenses for maintenance and production with the shares of the Non-Operators and Maverick being 15% and 85% respectively.

The Non-Operators will be entitled to receive from the Proceeds of Maverick's "Working Interest" Revenue a 25% share until such time as the Investment of US$500,000 is returned by way of normal distributions to the Non-Operators (Payout), at which time the distributions to the Non-Operators will revert to "15%" in line with their aggregate "Working Interests".

The specific terms and conditions of the operating relationship between the Operator and the Non-Operators will thereafter be the subject of a "New Joint Operating Agreement" as set out in Article I (j) and VII of the Operating Agreement.